Exhibit 21.1

Subsidiaries of Bonanza Creek Energy, Inc., a Delaware corporation

Bonanza Creek Energy Operating Company, LLC, a Delaware limited liability company

Bonanza Creek Energy Resources, LLC, a Delaware limited liability company

Bonanza Creek Energy Upstream, LLC, a Delaware limited liability company

Bonanza Creek Energy Midstream, LLC, a Delaware limited liability company

Holmes Eastern Company, LLC, a Delaware limited liability company

Rocky Mountain Infrastructure, LLC, a Delaware limited liability company